As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-251343
Registration No. 333-251344
Registration No. 333-251345
Registration No. 333-269478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-251343)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-251344)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-251345)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-269478)

FORM S-8

REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

Apartment Income REIT Corp.
 (Exact name of registrant as specified in its charter)

Maryland (State of Other Jurisdiction of Incorporation or Organization) 4582 South Ulster Street, Suite 1700 Denver, Colorado (Address of Principal Executive Offices)	84-1299717 (I.R.S. Employer Identification No.) 80237 (Zip Code)

AIR 401(k) Retirement Plan (formerly known as Aimco 401(k) Retirement Plan)
Apartment Income REIT Corp. 2007 Stock Award and Incentive Plan
Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan
Apartment Income REIT Corp. 2020 Stock Award and Incentive Plan
(Full title of plans)

Lisa R. Cohn
President, General Counsel and Secretary
4582 South Ulster Street, Suite 1700
Denver Colorado 80237
(Name and address of agent for service)

(303) 757-8101
(Telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler
 Matthew B. Rogers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Apartment Income REIT Corp., a Maryland corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s Class A Common Stock, par value $0.01 per share, registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof:

•	Registration Statement No. 333-251343, filed with the SEC on December 15, 2020.

•	Registration Statement No. 333-251344, filed with the SEC on December 15, 2020.

•	Registration Statement No. 333-251345, filed with the SEC on December 15, 2020.

•	Registration Statement No. 333-269478, filed with the SEC on January 31, 2023.

On June 28, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 7, 2024, among the Company, Apex Purchaser LLC, a Delaware limited liability company, Aries Purchaser LLC, a Delaware limited liability company, Astro Purchaser LLC, a Delaware limited liability company, and Astro Merger Sub, Inc., a Maryland corporation (the “Merger Sub”), the Merger Sub merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities registered under the Registration Statements but unsold as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 28, 2024.  No other person is required to sign these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Apartment Income REIT Corp.

By:	/s/ Paul Beldin
Name: Paul Beldin
Title: Executive Vice President and Chief Financial Officer